Clawback Policy

1.Purpose
This Clawback Policy (the “Policy”) will assist Alamos Gold Inc. (the “Corporation”) in maintaining a culture that emphasizes integrity and accountability and will reinforce the Corporation’s pay for performance compensation philosophy.
2.Definitions
In this Policy:
“Adoption Date” means the date on which the Board adopts this Policy, which shall be no later than December 1, 2023;
“Board” means the board of directors of the Corporation;
“Covered Compensation” means compensation to a Covered Individual that is granted, vested or earned based wholly or in part on the achievement of a Financial Reporting Measure, and includes, without limitation cash bonuses awarded under the Corporation’s short-term or long-term incentive plans;
“Covered Individuals” means (i) current and former “executive officers” of the Corporation or its subsidiaries within the meaning of the U.S. Clawback Rules, and (ii) any other individuals as determined from time to time by the Board in its sole and absolute discretion;
“Effective Date” means October 2, 2023;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;
“Financial Reporting Measure” means measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, and any measures that are derived wholly or in part from such measures;
“Recoverable Compensation” means Covered Compensation received by a Covered Individual which is in excess of the Covered Compensation which ought to have been received by such Covered Individual based on the Restatement, as determined in accordance with the U.S. Clawback Rules and without regard to any taxes paid by such Covered Individual;
“Restatement” means the restatement of the financial statements of the Corporation required as a result of the Corporation’s material non-compliance with any applicable financial reporting requirement under applicable securities laws, including any required accounting restatement to correct a material error in the Corporation’s previously-issued financial statements, or to avoid a material misstatement if the error were corrected in the current period or left uncorrected in the current period; “Restatement Date” means the date on which the Corporation is required to prepare a Restatement (such date as determined in accordance with the U.S. Clawback Rules);

“SEC” means the United States Security and Exchange Commission;
“Specified Period” means the three most recently completed fiscal years of the Corporation preceding the applicable Restatement Date, as well as any transition period (that results from a change in the Corporation’s fiscal year) within or immediately following those three completed fiscal years as specified in the U.S. Clawback Rules;
“U.S. Clawback Rules” means Section 10D of the Exchange Act, Rule 10D-1 issued thereunder, and the applicable U.S. Stock Exchange Rules;
“U.S. Stock Exchange” means the New York Stock Exchange, the National Association of Securities Dealers Automated Quotations (NASDAQ) and/or any other U.S. national securities exchange(s) on which the Corporation’s securities are listed; and
“U.S. Stock Exchange Rules” means Section 303A.14 of the New York Stock Exchange Listed Company Manual, Listing Rule 5608 of the corporate governance rules of The Nasdaq Stock Market and/or the listing standards of any other U.S. national securities exchange(s) on which the Corporation’s securities are listed to implement Rule 10D-1 under the Exchange Act.
3.Application of Policy
All Covered Compensation received by Covered Individuals on or after the Effective Date will be subject to the terms of this Policy, as amended from time to time, and subject to any adjustment required by local law, including any securities, stock exchange, employment or tax laws, regulations or practices which may apply to a Covered Individual or the Corporation.
A copy of this Policy will be made available to Covered Individuals as soon as practicable after the Adoption Date and to Covered Individuals at the time of their hire or their promotion, as applicable, as well as in connection with the grant of any Covered Compensation. In addition, this Policy will be incorporated into the terms of each document setting forth the terms and conditions of any Covered Compensation granted or paid to a Covered Individual, including the Corporation’s short-term and long-term incentive plans, grant agreements, award notices and any other compensation plans or arrangements, as applicable, as soon as practicable after the Adoption Date.
4.Triggering Event; Recoverable Amount
In the event the Corporation is required to file a Restatement, the Board will review all Covered Compensation received by Covered Individuals (a) after becoming a Covered Individual, (b) during the Specified Period, (c) while the Corporation has a class of securities listed on a U.S. Stock Exchange, and (d) after the U.S. Stock Exchange Rules became effective (i.e., the Effective Date). For purposes of this Policy, Covered Compensation is deemed “received” in the fiscal period during which the Financial Reporting Measure specified in the Covered Compensation is attained, regardless of when such Covered Compensation is granted or paid. If the Board determines that a Covered Individual received Recoverable Compensation in connection with the Restatement, the Corporation shall, reasonably promptly after the Restatement Date, require the forfeiture or repayment of all such Recoverable Compensation, subject to the exceptions set forth below under “—Recoupment Exceptions”.
For Covered Compensation based on a stock price or total shareholder return where the amount of Recoverable Compensation is not subject to mathematical recalculation directly from the information in a Restatement: (i) the amount of Recoverable Compensation must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Covered

Compensation was received; and (ii) the Corporation must maintain documentation of the determination of that reasonable estimate and provide such documentation to the applicable U.S. Stock Exchange.
5.Enforcement of Clawback
The application and enforcement of this Policy to recoup Recoverable Compensation may include (to the fullest extent permitted by applicable law), in the Board’s sole and absolute discretion and without limitation, the following:
a.forfeiture or cancellation of unpaid or unvested Recoverable Compensation;
b.not paying or granting future compensation or equity awards to the Covered Individual to which the Covered Individual is contractually or legally entitled;
c.recoupment of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
d.recoupment of the pre-tax value of any Recoverable Compensation previously paid;
e.the right of offset against any amounts otherwise payable by the Corporation or any of its subsidiaries to the Covered Individual, to the extent permitted by applicable employment standards legislation and/or other applicable law; and
f.any other remedial and recovery action permitted by applicable law.
6.Recoupment Exceptions
Any Recoverable Compensation must be recovered as provided in this Policy unless a committee of independent directors of the Board responsible for executive compensation decisions (or in the absence of such committee, the majority of the independent directors serving on the Board) determines that any of the impracticality exceptions set forth in the U.S. Clawback Rules are available.
The obligation to recover Recoverable Compensation is not dependent on if or when the restated financial statements in connection with the Restatement have been filed.
Recoupment of Recoverable Compensation due to a Restatement will be made on a “no fault” basis, without regard to whether any Covered Individual is responsible for the noncompliance that resulted in the Restatement.
7.Compensation Adjustment
In the event the Corporation is required to file a Restatement that results in Covered Compensation granted, vested or earned by a Covered Individual with respect to the Specified Period being less than the Covered Compensation which ought to have been granted, vested or earned based on the Restatement, the Corporation shall be entitled, at the sole discretion of the Board, to compensate the Covered Individual for such difference.
8.No Indemnification of Covered Individuals
The Corporation shall not indemnify any Covered Individual against the loss of any Recoverable Compensation.

9.Indemnification of the Board
Any members of the Board who assist in the administration of this Policy will not be personally liable for any action, determination or interpretation made with respect to this Policy and will be fully indemnified by the Corporation to the fullest extent under applicable law and Corporation policy with respect to any such action, determination or interpretation. The foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law or the Corporation.
10.Administration
The Board shall make all determinations with respect to the application and enforcement of this Policy, including, without limitation, the determination of Covered Individuals subject to this Policy and the amount of Recoverable Compensation with respect to any Covered Individual. All determinations and decisions made by the Board pursuant to the provisions of this Policy shall be final, conclusive and binding on all parties. The Board may, from time to time, delegate to the Human Resources and Corporate Governance and Nominating Committee of the Board or any other committee of the Board all or any of the rights or responsibilities of the Board under this Policy, to the extent permitted under the U.S. Clawback Rules.
11.Amendment
The Board reserves the right to modify or amend, in whole or in part, any or all of the provisions of this Policy, at any time and from time to time. Any amendment to this Policy shall only apply with respect to Covered Compensation granted, awarded or earned on or after the date of such amendment; provided, that an amendment to this Policy may apply with retroactive effect to the extent required by the U.S. Clawback Rules or any other applicable law.
12. Further Reference to Applicable SEC and U.S. Stock Exchange Rules
This Policy shall be qualified by reference to, is designed to comply with, and will be interpreted consistent with the U.S. Clawback Rules.
13.Filing with the SEC
This Policy and any amendments thereto shall be filed with the SEC as an exhibit to the Corporation’s annual report on Form 10-K (or other applicable form) beginning with the first report as specified under the U.S. Clawback Rules.
14.Other Rights
Any forfeiture or recoupment rights under this Policy are in addition to, and not in lieu of, any other remedies or rights that might be available to the Corporation pursuant to the terms of any employment agreement or under applicable law.
Dated: October 25, 2023